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                                                       EXHIBIT 99.CODE OF ETHICS

EXHIBIT 12(a)(1)

CODE OF ETHICS

                               CREDIT SUISSE FUNDS

                        CREDIT SUISSE INSTITUTIONAL FUNDS

                         CREDIT SUISSE CLOSED-END FUNDS

                       CODE OF ETHICS FOR SENIOR OFFICERS

PREAMBLE

          Section 406 of the Sarbanes-Oxley Act of 2002 directs that rules be adopted disclosing whether a company has a code of ethics for senior financial officers. The Securities and Exchange Commission (the "SEC") has adopted rules requiring annual disclosure of an investment company's code of ethics applicable to the company's principal executive as well as principal financial officers, if such a code has been adopted. In response, the above Funds (each a "Fund", and together the "Funds") have adopted this Code of Ethics.

STATEMENT OF POLICY

          It is the obligation of the senior officers of the Funds to provide full, fair, timely and comprehensible disclosure--financial and otherwise--to Fund shareholders, regulatory authorities and the general public. In fulfilling that obligation, senior officers must act ethically, honestly and diligently. This Code is intended to enunciate guidelines to be followed by persons who serve the Funds in senior officerships. No Code can address every situation that a senior officer might face; however, as a guiding principle, senior officers should strive to implement the spirit as well as the

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letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information Fund shareholders have a right to expect.

          The purpose of this Code of Ethics is to promote high standards of ethical conduct by Covered Persons (as defined below) in their capacities as officers of the Funds, to instruct them as to what is considered to be inappropriate and unacceptable conduct or activities for officers and to prohibit such conduct or activities. This Code supplements other policies that the Funds and their adviser have adopted or may adopt in the future with which Fund officers are also required to comply (e.g., code of ethics relating to personal trading and conduct).

COVERED PERSONS

          This Code of Ethics applies to those persons appointed by the Fund's Board of Directors as Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer, or persons performing similar functions. It is recognized that each of such persons currently is a full-time employee of Credit Suisse Asset Management LLC ("CSAM"), each Fund's investment adviser.

PROMOTION OF HONEST AND ETHICAL CONDUCT

          In serving as an officer of the Funds, each Covered Person must maintain high standards of honesty and ethical conduct and must encourage his colleagues who provide services to the Funds, whether directly or indirectly, to do the same.

          Each Covered Person understands that as an officer of a Fund, he has a duty to act in the best interests of the Fund and its shareholders. The interests of other CSAM clients or CSAM itself or the Covered Person's personal interests should not be allowed to compromise the Covered

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Person's fulfilling his duties as an officer of the Fund. The governing Boards of the Funds recognize that the Covered Persons are also officers or employees of CSAM. Furthermore, the governing Boards of the Funds recognize that, subject to the Covered Person's fiduciary duties to the Funds, the Covered Persons will in the normal course of their duties (whether formally for the Funds or for CSAM, or for both) be involved in establishing policies and implementing decisions that will have different effects on CSAM and the Funds. The governing Boards of the Funds recognize that the participation of the Covered Persons in such activities is inherent in the contractual relationship between the Funds and CSAM and/or its affiliates, and is consistent with the expectation of the governing Boards of the performance by the Covered Persons of their duties as officers of the Funds.

          If a Covered Person believes that his responsibilities as an officer or employee of CSAM are likely to materially compromise his objectivity or his ability to perform the duties of his role as an officer of the Funds, he should consult with CSAM's general counsel, the Funds' chief legal officer or outside counsel, or counsel to the independent Directors/Trustees of the relevant Fund or Funds. Under appropriate circumstances, a Covered Person should also consider whether to present the matter to the Directors/Trustees of the relevant Fund or Funds or a committee thereof.

          No Covered Person shall suggest that any person providing, or soliciting to be retained to provide, services to a Fund give a gift or an economic benefit of any kind to him in connection with the person's retention or the provision of services.

PROMOTION OF FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

          No Covered Person shall create or further the creation of false or misleading information in any SEC filing or report to Fund shareholders. No Covered Person shall conceal or fail

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to disclose information within the Covered Person's possession legally required to be disclosed or necessary to make the disclosure made not misleading. If a Covered Person shall become aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to CSAM's general counsel or Fund counsel, who shall advise such Covered Person whether corrective action is necessary or appropriate.

          Each Covered Person, consistent with his responsibilities, shall exercise appropriate supervision over, and shall assist, relevant Fund service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner. Each Covered Person shall use his best efforts within his area of expertise to assure that Fund reports reveal, rather than conceal, the relevant Fund's financial condition.

          Each Covered Person shall seek to obtain additional resources if he believes that available resources are inadequate to enable the Funds to provide full, fair and accurate financial information and other disclosure to regulators and Fund shareholders.

          Each Covered Person shall inquire of other Fund officers and service providers, as appropriate, to assure that information provided is accurate and complete and presented in an understandable format using comprehensible language.

          Each Covered Person shall diligently perform his services to the Funds, so that information can be gathered and assessed early enough to facilitate timely filings and issuance of reports and required certifications.

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PROMOTION OF COMPLIANCE WITH APPLICABLE GOVERNMENT LAWS, RULES AND REGULATIONS

          Each Covered Person shall become and remain knowledgeable concerning the laws and regulations relating to the Funds and their operations and shall act with competence and due care in serving as an officer of the Funds. Each Covered Person with specific responsibility for financial statement disclosure will become and remain knowledgeable concerning relevant auditing standards, generally accepted accounting principles, FASB pronouncements and other accounting and tax literature and developments.

          Each Covered Person shall devote sufficient time to fulfilling his responsibilities to the Funds, recognizing that he will devote substantial time to providing services to other CSAM clients and will perform other activities as an employee of CSAM.

          Each Covered Person shall cooperate with a Fund's independent auditors, regulatory agencies and internal auditors in their review or inspection of the Fund and its operations.

          No Covered Person shall knowingly violate any law or regulation relating to the Funds or their operations or seek to illegally circumvent any such law or regulation.

          No Covered Person shall engage in any conduct involving dishonesty, fraud, deceit or misrepresentation involving the Funds or their operations.

PROMOTING PROMPT INTERNAL REPORTING OF VIOLATIONS

          Each Covered Person shall promptly report his own violations of this Code and violations by other Covered Persons of which he is aware to the Chairman of the relevant Fund's Audit Committee.

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          Any requests for a waiver from or an amendment to this Code shall be made to the Chairman of the relevant Fund's Audit Committee. All waivers and amendments shall be disclosed as required by law.

SANCTIONS

          Failure to comply with this Code will subject the violator to appropriate sanctions, which will vary based on the nature and severity of the violation. Such sanctions may include censure, suspension or termination of position as an officer of the Fund. Sanctions shall be imposed by the relevant Fund's Audit Committee, subject to review by the entire Board of Directors/Trustees of the Fund.

          Each Covered Person shall be required to certify annually whether he has complied with this Code.

NO RIGHTS CREATED

          This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Funds' senior officers in the conduct of the Funds' business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

RECORDKEEPING

          The Funds will maintain and preserve for a period of not less than six
(6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board (1) that provided the basis for any amendment or

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waiver to this Code and (2) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the relevant Board.

AMENDMENTS

          The Directors/Trustees will make and approve such changes to this Code of Ethics as they deem necessary or appropriate to effectuate the purposes of this Code.

Dated: May 19, 2004

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                       CODE OF ETHICS FOR SENIOR OFFICERS:

I HEREBY CERTIFY THAT:

     (1) I have read and I understand the Code of Ethics for Senior Officers adopted by the Credit Suisse Funds, the Credit Suisse Institutional Funds and the Credit Suisse Closed-End Funds (the "Code of Ethics");

     (2)  I recognize that I am subject to the Code of Ethics;

     (3) I have complied with the requirements of the Code of Ethics during the calendar year ending December 31, _______; and

     (4) I have reported all violations of the Code of Ethics required to be reported pursuant to the requirements of the Code during the calendar year ending December 31, _______.

     Set forth below exceptions to items (3) and (4), if any:

                     ______________________________________

                     ______________________________________

                     ______________________________________


Name:
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Date:

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